Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2009	2008	2009	2008
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$231	$183	$1,680	$1,703
Southern Power	30	20	156	145
Total	261	203	1,836	1,848
Parent Company and Other	(10)	(17)	(191)	(106)
Net Income–As Reported	$251	$186	$1,645	$1,742

Basic Earnings Per Share -	$0.31	$0.24	$2.07	$2.26

Average Shares Outstanding (in millions)	810	776	795	771
End of Period Shares Outstanding (in millions)			820	778

	Three Months Ended December		Year-to-Date December
	2009	2008	2009	2008
Consolidated Earnings–Excluding Items
(See Notes)
Net Income - As Reported	$251	$186	$1,645	$1,742
Leveraged Lease Adjustment	-	16	-	83
MC Asset Recovery Litigation Settlement	-	-	202	-
Net Income–Excluding Items	$251	$202	$1,847	$1,825

Basic Earnings Per Share–Excluding Items	$0.31	$0.26	$2.32	$2.37

Notes
- For the three months and twelve months ended December 31, 2009 and 2008, diluted earnings per share are not more than 1 cent per share and are not material.

-      The charges related to Southern Company's tax treatment of investments in leveraged leases significantly impacted the presentation of earnings and earnings per share for the three months and twelve months ended December 31, 2008, and such charges are not expected to occur on a regular basis.

-      The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-K.